Exhibit 3.01

Companies Act 2014

PUBLIC LIMITED COMPANY

CONSTITUTION

OF

LINDE PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is LINDE PUBLIC LIMITED COMPANY.

2.	The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3.	The objects for which the Company is established are:

3.1	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2	To carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.3	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.

3.4	To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company’s board of directors and to dispose of or vary such investments and dealings.

3.5

To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company’s board of directors shall think fit or expedient, whether alone or jointly and/or severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such manner and on such terms and conditions as the Company’s board of directors shall think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, and to purchase, redeem or pay off any such securities and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company’s board of directors shall think fit or expedient.

3.6	To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company’s board of directors shall think fit or expedient.

3.7	To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company’s property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company’s board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company’s holding company or another subsidiary (as defined by the Act) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company (including any arrangements of the Company or any of its subsidiaries described in paragraph 3.19), in each case notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into any such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

3.8	To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company’s board of directors shall deem fit or expedient and where the property consists of real property to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Company’s board of directors shall deem appropriate.

3.9	To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.

3.10	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting out and improving buildings and conveniences and by planting, paving, draining, farming, cultivating, letting and by entering into building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, architects, surveyors, purchasers, vendors, tenants and any other person.

3.11	To construct, improve, maintain, develop, work, manage, carry out or control any property which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

3.12	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.13	To engage in currency exchange, interest rate and commodity transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange, interest rate or commodity hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose.

3.14	As a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose whatsoever, to engage in any currency exchange transactions, interest rate transactions and commodity transactions, derivative and/or treasury transactions and any other financial or other transactions, including (without prejudice to the generality of the foregoing) securitisation, treasury and/or structured finance transactions, of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction entered into in connection with or for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and/or any such other currency or interest rate or commodity or other hedging, treasury or structured finance arrangements and such other instruments as are similar to, or derived from any of the foregoing.

3.15	To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trade marks, copyrights, brevets d’invention, registered designs, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licences in respect of or otherwise turn to account or exploit the property, rights or information so held.

3.16	To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.17	To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of Ireland.

3.18	To procure that the Company be registered or recognised whether as a branch or otherwise in any country or place.

3.19	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction and to engage in any transaction in connection with the foregoing.

3.20	To acquire or amalgamate with any other company or person.

3.21	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.22	To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

3.23	To make gifts to any person or company including, without prejudice to the generality of the foregoing, capital contributions and to grant bonuses to the directors or any other persons or companies who are or have been in the employment of the Company including substitute and alternate directors and any other officer or employee.

3.24	To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors, ex-directors, employees or ex-employees of the Company or any subsidiary of the Company or the dependants or connections of such persons, and to grant pensions and allowances upon such terms and in such manner as the Company’s board of directors think fit, and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, or any other object whatsoever which the Company’s board of directors may think advisable.

3.25	To establish and contribute to any scheme for the purchase of shares or subscription for shares in the Company, its holding company or any of its or their respective subsidiaries, to be held for the benefit of the employees or former employees of the Company or any subsidiary of the Company including any person who is or was a director holding a salaried employment or office in the Company or any subsidiary of the Company and to lend or otherwise provide money to the trustees of such schemes or the employees or former employees of the Company or any subsidiary of the Company to enable them to purchase shares of the Company, its holding company or any of its or their respective subsidiaries and to formulate and carry into effect any scheme for sharing the profits of the Company, its holding company or any of its or their respective subsidiaries with its employees and/or the employees of any of its subsidiaries.

3.26	To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

3.27	To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.28	To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.29	To undertake and execute the office of trustee and nominee for the purpose of holding and dealing with any property of any kind for or on behalf of any person or company; to act as trustee, nominee, agent, executor, administrator, registrar, secretary, committee or attorney generally for any purpose and either solely or with others for any person or company; to vest any property in any person or company with or without any declared trust in favour of the Company.

3.30	To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.

3.31	To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

3.32	To distribute the property of the Company in specie among the members or, if there is only one, to the sole member of the Company.

3.33	To do all such other things as the Company’s board of directors may think incidental or conducive to the attainment of the above objects or any of them.

NOTE: it is hereby declared that in this memorandum of association:

a)	the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)	the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)	the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)	a word or expression used in this memorandum of association which is not otherwise defined and which is also used in the Companies Act 2014 shall have the same meaning here, as it has in the Companies Act 2014; and

e)	any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders; and

g)	it is intended that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

4.	The liability of the members is limited.

5.	The authorised share capital of the Company is €1,775,000 divided into 1,750,000,000 ordinary shares of €0.001 each and 25,000 A ordinary shares of €1.00 each.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

ARTICLES OF ASSOCIATION

Interpretation and general

1.	Sections 83, 84 and, for the avoidance of doubt, 117(9) of the Act shall apply to the Company but, subject to that, the provisions set out in these Articles shall constitute the whole of the regulations applicable to the Company and no other “optional provisions” as defined by section 1007(2) of the Act shall apply to the Company.

2.	In these Articles:

2.1	“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;

2.2	“Articles” means these articles of association as from time to time and for the time being in force;

2.3	“A Ordinary Shares”, means the A ordinary shares of €1.00 each in the capital of the Company;

2.4	“Board” means the board of Directors of the Company;

2.5	“Chief Executive Officer” shall include any equivalent office;

2.6	“Company” means the company whose name appears in the heading to these Articles;

2.7	“Directors” means the directors for the time being of the Company or any of them acting as the Board and shall include any alternate director;

2.8	“electronic communication” shall have the meaning given to that word in the Electronic Commerce Act 2000, and in addition shall include, in the case of notices or documents issued on behalf of the Company, such documents being made available or displayed on a website of the Company (or a website designated by the Board);

2.9	“member” means, in relation to any share, the member whose name is entered in the register of the Company as the holder of the share or, where the context permits, the members whose names are entered in the register of the Company as the joint holders of shares and shall include a member’s personal representatives in consequence of his or her death or bankruptcy;

2.10	“Ordinary Shares”, means the ordinary shares of €0.001 each in the capital of the Company;

2.11	“Redeemable Shares” means redeemable shares as defined by section 64 of the Act;

2.12	“secretary” shall include any joint, assistant or deputy secretary;

NOTE: it is hereby declared that in these Articles:

a)	the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)	the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)	the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)	a word or expression used in these Articles which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and

e)	any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders.

Rights attaching to shares

3.	The authorised share capital of the Company is €1,775,000 divided into 1,750,000,000 ordinary shares of €0.001 each and 25,000 A ordinary shares of €1.00 each.

4.	The Ordinary Shares and A Ordinary Shares shall rank parri passu and shall entitle the holders thereof to the following rights:

4.1	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairperson to maintain order and security, the right to attend any general meeting of the Company and to exercise one vote per Ordinary Share and one vote per A Ordinary Share held at any general meeting of the Company;

4.2	the right to participate pro rata in all dividends declared by the Company; and

4.3	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

5.	Unless the Board determines otherwise, any share in the capital of the Company shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member) pursuant to which the Company acquires or will acquire a share in the capital of the Company, or an interest in shares in the capital of the Company, from the relevant person, save for an acquisition for nil consideration pursuant to section 102(1)(a) of the Act. In these circumstances, the acquisition of such shares by the Company, save where acquired for nil consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with Chapter 6 of Part 3 of the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any share in the capital of the Company a Redeemable Share.

Allotment and acquisition of shares

6.	The following provisions shall apply:

6.1	Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

6.2	Without prejudice to the generality of the powers conferred on the Directors by other paragraphs of these Articles, and subject to any requirement to obtain the approval of the members under any laws, the Directors may grant from time to time options to subscribe for the unallotted shares in the capital of the Company to Directors and other persons in the service or employment of the Company or any subsidiary or associate company of the Company on such terms and subject to such conditions as may be approved from time to time by the Directors and on the terms and conditions required to obtain the approval of any statutory authority in any jurisdiction.

6.3	The Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 1021 of the Act. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the amount of the authorised but unissued share capital of the Company at the date on which the resolution adopting these Articles takes effect. The authority hereby conferred shall expire on the date which is five (5) years after the date of incorporation of the Company unless and to the extent that such authority is renewed, revoked or extended prior to such date. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

6.4	The Directors are hereby empowered pursuant to sections 1022 and 1023(1) of the Act to allot equity securities within the meaning of the said section 1022 for cash pursuant to the authority conferred by Regulation 6.3 as if section 1022(1) of the Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Regulation 6.4 had not expired.

7.	The Company:

7.1	may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company where permitted by sections 82 and 1043 of the Act, and

7.2	is authorised, for the purposes of section 105(4)(a) of the Act, but subject to section 1073 of the Act, to acquire its own shares.

8.	The Directors may without prejudice to Regulation 114:

8.1	allot, issue, grant options over and otherwise dispose of shares in the Company; and

8.2	exercise the Company’s powers under Regulation 7,

on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act and these Articles.

Variation of Class Rights

9.	Where the shares in the Company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation. The quorum at any such separate general meeting, other than an adjourned meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question and the quorum at an adjourned meeting shall be one person holding shares of the class in question or that person’s proxy. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

Calls on shares

10.	The Directors may from time to time make calls upon the members in respect of any consideration unpaid on their shares in the Company (whether on account of the nominal value of the shares or by way of premium), provided that in the case where the conditions of allotment or issuance of shares provide for the payment of consideration in respect of such shares at fixed times, the Directors shall only make calls in accordance with such conditions.

11.	Each member shall (subject to receiving at least thirty days’ notice specifying the time or times and place of payment, or such lesser or greater period of notice provided in the conditions of allotment or issuance of the shares) pay to the Company, at the time or times and place so specified, the amount called on the shares.

12.	A call may be revoked or postponed, as the Directors may determine.

13.	Subject to the conditions of allotment or issuance of the shares, a call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments if specified in the call.

14.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

15.	If the consideration called in respect of a share or in respect of a particular instalment is not paid in full before or on the day appointed for payment of it, the person from whom the sum is due shall pay interest in cash on the unpaid value from the day appointed for payment of it to the time of actual payment of such rate, not exceeding five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act, as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

16.	Any consideration which, by the terms of issue of a share, becomes payable on allotment or issuance or at any fixed date (whether on account of the nominal value of the share or by way of premium) shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which, by the terms of issue, that consideration becomes payable, and in the case of non-payment of such a consideration, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such consideration had become payable by virtue of a call duly made and notified.

17.	The Directors may, on the issue of shares, differentiate between the holders of different classes as to the amount of calls to be paid and the times of payment.

18.	The Directors may, if they think fit:

(a)	receive from any member willing to advance such consideration, all or any part of the consideration uncalled and unpaid upon any shares held by him or her; and/or

(b)	pay, upon all or any of the consideration so advanced (until the amount concerned would, but for such advance, become payable) interest at such rate (not exceeding, unless the Company in a general meeting otherwise directs, five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act) as may be agreed upon between the Directors and the member paying such consideration in advance.

19.	The Company may:

(a)	acting by its Directors, make arrangements on the issue of shares for a difference between the members in the amounts and times of payment of calls on their shares;

(b)	acting by its Directors, accept from any member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;

(c)	acting by its Directors and subject to the Acts, pay a dividend in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)	by special resolution determine that any portion of its share capital which has not been already called up shall not be capable of being called up except in the event and for the purposes of the Company being wound up; upon the Company doing so, that portion of its share capital shall not be capable of being called up except in that event and for those purposes.

Lien

20.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all consideration (whether immediately payable or not) called, or payable at a fixed time, in respect of that share.

21.	The Directors may at any time declare any share in the Company to be wholly or in part exempt from Regulation 20.

22.	The Company’s lien on a share shall extend to all dividends payable on it.

23.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless (i) a sum in respect of which the lien exists is immediately payable; and (ii) the following conditions are satisfied:

23.1	a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of his or her death or bankruptcy; and

23.2	a period of 14 days after the date of giving of that notice has expired.

24.	The following provisions apply in relation to a sale referred to in Regulation 23:

24.1	to give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser of them;

24.2	the purchaser shall be registered as the holder of the shares comprised in any such transfer;

24.3	the purchaser shall not be bound to see to the application of the purchase consideration, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale; and

24.4	the proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

Forfeiture

25.	If a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

26.	The notice referred to in Regulation 25 shall:

26.1	specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and

26.2	state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.

27.	If the requirements of the notice referred to in Regulation 26 are not complied with, any share in respect of which the notice has been served may at any time after the day so specified (but before, should it occur, the payment required by the notice has been made) be forfeited by a resolution of the Directors to that effect.

28.	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

29.	A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all consideration which, at the date of forfeiture, were payable by him or her to the Company in respect of the shares, but his or her liability shall cease if and when the Company shall have received payment in full of all such consideration in respect of the shares.

30.	A statement in writing that the maker of the statement is a Director or the secretary of the Company, and that a share in the Company has been duly forfeited on a date stated in the statement, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

31.	The following provisions apply in relation to a sale or other disposition of a share referred to in Regulation 28:

31.1	the Company may receive the consideration, if any, given for the share on the sale or other disposition of it and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed of (the “disponee”);

31.2	upon such execution, the disponee shall be registered as the holder of the share; and

31.3	the disponee shall not be bound to see to the application of the purchase consideration, if any, nor shall his or her title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

Variation of company capital

32.	The Company may, by ordinary resolution and in accordance with section 83 of the Act, do any one or more of the following, from time to time:

32.1	consolidate and divide all or any of its shares into shares of a larger nominal value than its existing shares;

32.2	subdivide its shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

32.3	increase the nominal value of any of its shares by the addition to them of any undenominated capital;

32.4	reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

32.5	without prejudice or limitation to Regulations 60 to 64 and the powers conferred on the Directors thereby, convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

32.6	increase its share capital by new shares of such amount as it thinks expedient; or

32.7	cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

33.	The rights conferred upon the holders of the shares of any class issued by the Company with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Reduction of company capital

34.	The Company may, in accordance with the provisions of sections 84 to 87 of the Act, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby:

34.1	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;

34.2	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or

34.3	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company.

Transfer and transmission of shares

35.	Subject to the provisions of any applicable law, no member shall transfer his shares to any person, other than another member or members of the Company, unless he has obtained the prior written approval of all other members of the Company.

36.	In the case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the personal representatives of the deceased where he or she was a sole holder, shall be the only persons recognised by the Company as having any title to his or her interest in the shares.

37.	Nothing in Regulation 36 shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him or her with other persons.

38.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject to Regulation 37, elect either (a) to be registered himself or herself as holder of the share; or (b) to have some person nominated by him or her (being a person who consents to being so registered) registered as the transferee thereof.

39.	The Directors shall, in either of those cases, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his or her death or bankruptcy, as the case may be.

40.	If the person becoming entitled as mentioned in Regulation 38: (a) elects to be registered himself or herself, the person shall furnish to the Company a notice in writing signed by him or her stating that he or she so elects; or (b) elects to have another person registered, the person shall testify his or her election by executing to that other person a transfer of the share.

41.	All the limitations, restrictions and provisions of Regulations 35 to 40 shall be applicable to a notice or transfer referred to in Regulation 40 as if the death or bankruptcy of the member concerned had not occurred and the notice or transfer were a transfer signed by that member.

42.	Subject to Regulations 43 and 44, a person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered holder of the share.

43.	A person referred to in Regulation 42 shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

44.	The Directors may at any time serve a notice on any such person requiring the person to make the election provided for by Regulation 38 and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in Regulation 40 is appropriate) within ninety days after the date of service of the notice, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

45.	The Company may charge a fee not exceeding €10.00 on the registration of every probate, letters of administration, certificate of death, power of attorney, notice as to stock or other instrument or order.

46.	The Directors may determine such procedures as they shall think fit in respect to the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

Dividends

47.	The Directors may from time to time:

47.1	pay to the members such dividends (whether as either interim dividends or final dividends) as appear to the Directors to be justified by the profits of the Company, subject to section 117 and Chapter 6 of Part 17 of the Act;

47.2	before declaring any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the Company or be held as cash or cash equivalents or invested in such investments as the Directors may lawfully determine; and

47.3	without placing the profits of the Company to reserve, carry forward any profits which they may think prudent not to distribute.

48.	Unless otherwise specified by the Directors at the time of declaring a dividend, the dividend shall be a final dividend.

49.	Where the Directors specify that a dividend is an interim dividend at the time it is declared, such interim dividend shall not constitute a debt recoverable against the Company and the declaration may be revoked by the Directors at any time prior to its payment provided that the holders of the same class of share are treated equally on any revocation.

50.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend (and to the rights of the Company under Regulations 20 to 24 and Regulation 52) all dividends shall be declared and paid such that shares of the same class shall rank equally irrespective of the premium credited as paid up on such shares.

51.	If any share is issued on terms providing that it shall rank for a dividend as from a particular date, such share shall rank for dividend accordingly.

52.	The Directors may deduct from any dividend payable to any member, all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.

53.	The Directors when declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or in any one or more of such ways.

54.	Where any difficulty arises in regard to a distribution, the Directors may settle the matter as they think expedient and, in particular, may:

54.1	issue fractional certificates and fix the value for distribution of such specific assets or any part of them;

54.2	determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties; and

54.3	vest any such specific assets in trustees as may seem expedient to the Directors.

55.	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:

55.1	by cheque or negotiable instrument sent by post directed to or otherwise delivered to the registered address of the holder, or where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or the joint holders may in writing direct; or

55.2	by transfer to a bank account nominated by the payee or where such an account has not been so nominated, to the account of a trustee nominated by the Company to hold such moneys provided that the debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

56.	Any such cheque or negotiable instrument referred to in Regulation 55 shall be made payable to the order of the person to whom it is sent.

57.	Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

58.	No dividend shall bear interest against the Company.

59.	If the Directors so resolve, any dividend or distribution which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend, distribution or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

Bonus issue of shares

60.	The Directors may resolve to capitalise any part of a relevant sum (within the meaning of Regulation 61) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

61.	For the purposes of Regulation 60, “relevant sum” means: (a) any sum for the time being standing to the credit of the Company’s undenominated capital; (b) any of the Company’s profits available for distribution; or (c) any sum representing unrealised revaluation reserves.

62.	The Directors may in giving effect to any resolution under Regulation 60 make: (a) all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and (b) all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

63.	Without limiting Regulation 62, the Directors may:

63.1	make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions);

63.2	authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all the members concerned.

64.	Where the Directors have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be: (a) credited by the Directors to undenominated capital, other than the share premium account; or (b) used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

General Meetings – General

65.	Subject to Regulation 66, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

66.	So long as the Company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the year following.

67.	The annual general meeting shall be held at such time and place as the Directors shall determine.

68.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

68.1	The Directors may, whenever they think fit, convene an extraordinary general meeting and extraordinary general meetings shall also be convened by the Directors, on such requisition, or in default, may be convened by such requisitionists, as provided by section 178(3) to (7) of the Act.

68.2	If at any time the number of Directors is less than four, any Director or any member, may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

69.	An annual general meeting or extraordinary general meeting of the Company may be held outside Ireland. The Company shall make, at its expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving Ireland.

70.	A general meeting of the Company may be held in two or more venues (whether inside or outside of Ireland) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting.

Notice of general meetings

71.	The only persons entitled to notice of general meetings of the Company are:

71.1	the members;

71.2	the personal representatives of a deceased member, which member would but for his death be entitled to vote;

71.3	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting);

71.4	the Directors and secretary of the Company; and

71.5	unless the Company is entitled to and has availed itself of the audit exemption under the Act, the statutory auditors (who shall also be entitled to receive other communications relating to any general meeting which a member is entitled to receive).

72.	A meeting of the Company, other than an adjourned meeting, shall be called:

72.1	in the case of the annual general meeting or an extraordinary general meeting for the passing of a special resolution, by not less than 21 days’ notice;

72.2	in the case of any other extraordinary general meeting, by not less than fourteen days’ notice; or

72.3	in either case, on such shorter notice as all of the members and, unless the Company has availed of the audit exemption under the Act (and, where relevant, section 399 of the Act has been complied with in that regard), the statutory auditors of the Company agree.

73.	In determining the correct period of notice for a general meeting, neither the day on which the notice is served nor the day of the meeting for which it is given shall be counted.

Unanimous written resolutions

74.	In accordance with section 193(1) of the Act (as modified in its application to a PLC by section 1093 of the Act), notwithstanding any provision to the contrary in the Act:

74.1	a resolution in writing signed by all the members of the Company for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly appointed representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held (a “unanimous written resolution”);

74.2	if described as a special resolution a unanimous written resolution shall be deemed to be a special resolution within the meaning of the Act, and

74.3	a unanimous written resolution may consist of several documents in like form each signed by one or more members.

75.	A unanimous written resolution shall be deemed to have been passed at a meeting held on the date on which it was signed by the last member to sign, and, where the resolution states a date as being the date of his or her signature thereof by any member, it shall be taken that it was signed by him or her on that date.

76.	Where a unanimous written resolution is not contemporaneously signed, the Company shall notify the members, within 21 days after the date of delivery to it of the document or documents constituting the unanimous written resolution of the fact that the resolution has been passed.

77.	The signatories of unanimous written resolution shall, within 14 days after the date of its passing, procure delivery to the Company of the documents constituting the unanimous written resolution and without prejudice to the use of the other means of delivery generally permitted by the Act, such delivery may be effected by electronic mail or the use of a facsimile machine and the Company shall retain those documents as if they constituted the minutes of a general meeting of the Company.

78.	A unanimous written resolution within the meaning of Regulation 74 shall be ineffective to remove a Director or a statutory auditor (or so as not to continue the statutory auditor in office).

Written decision of sole member

79.	At any time that the Company is a single-member company, its sole member may pass any resolution as a written decision in accordance with section 196 of the Act.

Quorum for general meetings

80.	Two members of the Company present in person or by proxy and having the right to attend and vote at the meeting and holding shares representing more than 50 per cent of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided that at any time when the Company is a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

81.	If within 15 minutes after the time appointed for a general meeting a quorum is not present, then:

81.1	the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may unanimously determine; and

81.2	if at the adjourned meeting a quorum is not present within half an hour after the time appointed for the meeting, the members present shall be a quorum.

Proxies

82.	Every member of the Company entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person (whether a member or not) as his or her proxy to attend and vote instead of him or her. A member shall not be entitled to appoint more than one proxy to attend on the same occasion. A proxy so appointed shall have the same right as the member to speak at the meeting and to vote on a show of hands and on a poll.

83.	The instrument appointing a proxy (the “instrument of proxy”) shall be in writing:

83.1	under the hand of the appointer or of his or her attorney duly authorised in writing; or

83.2	if the appointer is a body corporate, either under seal of the body corporate or under the hand of an officer or attorney of it duly authorised in writing.

84.	The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the Company or at such other place within Ireland as is specified for that purpose in the notice convening the meeting, and shall be so deposited not later than:

84.1	the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

84.2	in the case of a poll, 48 hours before the time appointed for the taking of the poll.

85.	An instrument of proxy which is not in compliance with Regulations 83 and 84 shall not be valid.

86.	The depositing of the instrument of proxy may, rather than its being effected by sending or delivering the instrument, be effected by communicating the instrument to the Company by electronic means.

87.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the appointer or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided however that it will not be valid if notice in writing of such death, insanity, revocation or transfer is received by the Company at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

Form of proxy

88.	An instrument appointing a proxy shall be in the following form or a form as near to it as circumstances permit:

[name of company] (“the Company”)

[name of member] (“the Member”) of [address of member] being a member of the Company hereby appoint/s [name and address of proxy] or failing him or her

[name and address of alternative proxy] as the proxy of the Member to attend, speak and vote for the Member on behalf of the Member at the (annual or extraordinary, as the case may be) general meeting of the Company to be held on the [date of meeting] and at any adjournment of the meeting.

The proxy is to vote as follows:

Voting Instructions to Proxy (choice to be marked with an ‘x’)
Number or description of resolution:	In Favour	Abstain	Against
1
2
3
Unless otherwise instructed the proxy will vote as he or she thinks fit.

Signature of member: Dated: [date]

Representative of bodies corporate

89.	Any body corporate which is a member of the Company may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The chairperson of a meeting may require a person claiming to be an authorised person within the meaning of this Regulation to produce such evidence of the person’s authority as such as the chairperson may reasonably specify and, if such evidence is not produced, the chairperson may exclude such person from the meeting.

The business of general meetings

90.	All business shall be deemed to be special business that is transacted at an extraordinary general meeting or that is transacted at an annual general meeting other than, in the case of an annual general meeting, the business specified in Regulation 91, which shall be ordinary business.

91.	The business of the annual general meeting shall include:

91.1	the consideration of the Company’s statutory financial statements and the report of the Directors and the report of the statutory auditors on those statements and that report;

91.2	the review by the members of the Company’s affairs;

91.3	the authorisation of the Directors to approve the remuneration of the statutory auditors (if any); and

91.4	the appointment or re-appointment of statutory auditors.

Proceedings at general meetings

92.	The chairperson, if any, of the Board shall preside as chairperson at every general meeting of the Company, or if there is no such chairperson, or if he or she is not present at the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

93.	If at any meeting no Director is willing to act as chairperson or if no Director is present at the time appointed for holding the meeting, the members present shall choose one of their number to be chairperson of the meeting.

94.	The chairperson may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

95.	No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

96.	When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

97.	Unless a poll is demanded in accordance with section 189 of the Act, at any general meeting:

97.1	a resolution put to the vote of the meeting shall be decided on a show of hands; and

97.2	a declaration by the chairperson that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company shall, absent manifest error, be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

98.	Where there is an equality of votes, whether on a show of hands or on a poll, the chairperson of the meeting at which the show of hands takes place or at which the poll is demanded, shall not have a second or casting vote.

99.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, where a matter is being decided:

99.1	on a show of hands, every member present in person and every proxy shall have one vote, but so that no individual member shall have more than one vote; and

99.2	on a poll, every member shall, whether present in person or by proxy, have one vote for each share of which he or she is the holder.

100.	Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder or holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the register of members.

101.	Each of the following:

101.1	a member who has made an enduring power of attorney; and

101.2	a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind,

may vote, whether on a show of hands or on a poll, by his or her committee, donee of an enduring power of attorney, receiver, guardian or other person appointed by the foregoing court.

102.	Any committee, donee of an enduring power of attorney, receiver, guardian, or other person referred to in Regulation 101 may speak and vote by proxy, whether on a show of hands or on a poll.

103.	No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.

104.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

Class meetings

105.	The provisions of these Articles relating to general meetings shall, as far as applicable, apply in relation to any meeting of any class of member of the Company.

Appointment of directors

106.	The number of Directors, from time to time, shall be not less than four and not more than twelve.

107.	Each holder of 50% of the share capital of the Company then in issue may elect two Directors (and any successor thereof in connection with a vacancy) by giving the Company notice in writing and may replace any director so appointed by it with another director of its election. Any such notice shall be effective from the date on which it is expressed to take effect.

108.	A Director who is appointed pursuant to Regulation 107 shall not be required to retire at the next following annual general meeting.

109.	The Company may from time to time, by ordinary resolution, increase or reduce the number of Directors provided that any resolution to appoint a Director approved by the members that would result in the maximum number of Directors being exceeded shall be deemed to constitute an ordinary resolution increasing the maximum number of Directors to the number that would be in office following such a resolution of appointment.

Vacation of office by Directors

110.	A Director appointed by a holder of 50% of the share capital of the Company pursuant to Regulation 107 may be removed by notice in writing served on the Company by such holder of 50% of the share capital of the Company. Any such notice shall be effective from the date on which it is expressed to take effect.

111.	In addition to the circumstances described in sections 146, 148(1) and 196(2) of the Act, the office of Director shall be vacated:

111.1	ipso facto, if that Director:

(a)	resigns his or her office by notice in writing to the Company;

(b)	becomes subject to a declaration of restriction under section 819 of the Act and the Directors, at any time during the currency of the declaration, resolve that his or her office be vacated;

(c)	resigns his office by spoken declaration at any Board meeting and such resignation is accepted by resolution of that meeting, in which case such resignation shall take effect at the conclusion of such meeting unless otherwise resolved;

(d)	is adjudicated insolvent or bankrupt or makes any arrangement or compromise with his creditors generally (in any jurisdiction);

(e)	is removed from office by notice in writing to the Company: where there is a sole member, by the sole member or where there is more than one member, by any member or members having the right to attend and vote at a general meeting of the Company on a resolution to remove a Director and holding for the time being not less than 90% in nominal value of the shares giving that right; and

111.2	by resolution of the Board where that Director:

(a)	can no longer be reasonably regarded as possessing an adequate decision making capacity by reason of his or her health;

(b)	is sentenced to a term of imprisonment (whether or not the term is suspended) following conviction of a criminal offence in any jurisdiction;

(c)	is for more than six months absent, without the permission of the Directors, from meetings of the Directors held during that period;

(d)	is in employment of the Company or the Company’s holding company or a subsidiary of the Company’s holding company, upon the termination of such employment;

and a Director so removed shall have no right to prior notice or to raise any objection to his or her removal from office but any removal (other than one initiated by the Director) shall be (i) without prejudice to any claim for compensation or damages payable as a result of the removal also terminating any contract of service and (ii) effective upon the appointment of a replacement Director in accordance with Regulation 107.

Directors’ remuneration and expenses

112.	The remuneration of the Directors shall be such as is determined, from time to time, by the Board and such remuneration shall be deemed to accrue from day to day. The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

113.	The Directors may also be paid all travelling, hotel and other expenses properly incurred by them (a) in attending and returning from (i) meetings of the Directors; or (ii) general meetings of the Company, or (b) otherwise in connection with the business of the Company.

General power of management and delegation

114.	The business of the Company shall be managed by its Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by the memorandum of association of the Company or these Articles, required to be exercised by the Company in general meeting, but subject to:

114.1	any regulations contained in these Articles;

114.2	the provisions of the Act; and

114.3	such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in general meeting may (by special resolution) give.

115.	No direction given by the Company in general meeting under Regulation 114.3 shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.

116.	Without prejudice to the generality of Regulation 114, Regulation 114 operates to enable, subject to a limitation (if any) arising under any of paragraphs 114.1 to 114.3 of it, the Directors to exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof.

117.	Without prejudice to section 40 of the Act, the Directors may delegate any of their powers (including any power referred to in these Articles) to such person or persons as they think fit; any such person shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

118.	The reference in Regulation 114 to a power of the Company required to be exercised by the Company in general meeting includes a reference to a power of the Company that, but for the power of the members to pass a written resolution to effect the first-mentioned power’s exercise, would be required to be exercised by the Company in general meeting.

119.	The acts of the Board or any delegee of the Board shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director or delegee.

120.	The Directors may appoint a joint company secretary, an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think fit; and any such person so appointed may be removed by them.

Officers and executives

121.	The Directors may from time to time appoint one or more of themselves to the office of Chief Executive Officer (by whatever name called including managing director) or such other office or position with the Company and for such period and on such terms as to remuneration (whether by way of salary, commission, participation in profits or otherwise), if any, as the Board may determine, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

122.	Without prejudice to any claim the person so appointed under Regulation 121 may have for damages for breach of any contract of service between the person and the Company, the person’s appointment shall cease upon his or her ceasing, from any cause, to be a Director.

123.	In addition, the Board may appoint any person whether or not he or she is a Director, to hold such executive or official position (except that of statutory auditor) as the Board may from time to time determine. The same person may hold more than one office of executive or official position.

124.	The Board shall determine from time to time, the powers and duties of the Chief Executive Officer or any other officer appointed under Regulations 121 and/or 123, and subject to the provisions of the Act and these Articles, the Directors may confer upon the Chief Executive Officer or any other officer any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and in conferring any such powers, the Directors may specify that the conferral is to operate either (a) so that the powers concerned may be exercised concurrently by them and the relevant office holder; or (b) to the exclusion of their own such powers.

125.	The Directors may (a) revoke any conferral of powers under Regulation 124 or (b) amend any such conferral (whether as to the powers conferred or the terms, conditions or restrictions subject to which the conferral is made). The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Act.

Meetings of Directors

126.	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. The Directors may establish attendance and procedural guidelines from time to time about how their meetings are to be conducted consistent with good corporate governance and applicable tax requirements.

127.	Two Directors, consisting of at least one Director appointed by each holder of 50% of the share capital of the Company then in issue pursuant to Regulation 107, must be present to constitute the quorum necessary for the transaction of the business of the Directors.

128.	Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the chairperson shall not have a second or casting vote.

129.	A Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

130.	Each Director representing a member entitled to appoint two Directors from time to time pursuant to Regulation 107 shall, in addition to his or her own vote, be entitled to one (1) vote in respect of the other Director such member is entitled to appoint who is not present at the meeting of the Directors or whose seat is vacant at the time of such vote.

131.	All Directors shall be entitled to reasonable notice of any meeting of the Directors.

132.	Nothing in Regulation 131 or any other provision of the Act enables a person, other than a Director, to object to the notice given for any meeting of the Directors.

133.	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed in accordance with these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

Chairperson

134.	The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office, but if no such chairperson is elected, or, if at any meeting the chairperson is not present within 15 minutes after the time appointed for holding it, the Directors present may choose one of their number to be chairperson of the meeting. The chairperson of the Board shall vacate office if he or she vacates his or her office as a Director (otherwise than by the expiration of his or her term of office at a general meeting of the Company at which he or she is re-appointed).

Written resolutions of the Directors

135.	The following provision shall apply:

135.1	A resolution in writing signed by all the Directors shall be as valid as if it had been passed at a meeting of the Directors duly convened and held.

135.2	A resolution in writing shall be deemed to have been signed by a Director when the chairperson, secretary or other person designated by the Board has received an email from that Director’s Certified Email Address (as defined by Regulation 135.3) which identifies the resolution and states, unconditionally, “I hereby sign the resolution”.

135.3	A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board.

135.4	The Company shall cause a copy of every email referred to in Regulation 135.2 to be entered in the books kept pursuant to section 166 of the Act.

136.	Subject to Regulation 137, where one or more of the Directors (other than a majority of them) would not, by reason of:

136.1	the Act or any other enactment;

136.2	these Articles; or

136.3	a rule of law,

be permitted to vote on a resolution such as is referred to in Regulation 135, if it were sought to pass the resolution at a meeting of the Directors duly convened and held, then such a resolution, notwithstanding anything in Regulation 135, shall be valid for the purposes of that subsection if the resolution is signed by those of the Directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

137.	In a case falling within Regulation 136, the resolution shall state the name of each Director who did not sign it and the basis on which he or she did not sign it.

138.	For the avoidance of doubt, nothing in Regulations 135 to 137 dealing with a resolution that is signed by other than all of the Directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

139.	The resolution referred to in Regulation 135 may consist of several documents in like form each signed by one or more Directors and for all purposes shall take effect from the time that it is signed by the last Director.

Telephonic meetings of the Directors

140.	A meeting of the Directors referred to in Regulation 126 may consist of a conference between some or all of the Directors who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

140.1	a Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in a quorum accordingly; and

140.2	such a meeting shall be deemed to take place:

(a)	where the largest group of those participating in the conference is assembled;

(b)	if there is no such group, where the chairperson of the meeting then is; or

(c)	if neither subparagraph (a) or (b) applies, in such location as the meeting itself decides.

Directors’ duties, conflicts of interest, etc.

141.	The Directors may have regard to the interests of the Company’s holding company and to other companies in a group of which it is a member to the full extent permitted by the Act.

142.	A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, aircraft, accommodation and any other Company property where such use is approved by the Board or by a person so authorised by the Board or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

143.	Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with these Articles. It shall be the duty of each Director to obtain the prior approval of the Board before entering into any commitment permitted by sections 228(1)(e)(ii) and 228(2) of the Act.

143.1	It shall be the duty of a Director of the Company who is in any way, whether directly or indirectly, interested (within the meaning of section 231 of the Act) in a contract or proposed contract with the Company, to declare the nature of his or her interest at a meeting of the Directors of the Company.

143.2	A Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it.

144.	The Directors may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and, in particular, they may exercise the voting powers in favour of any resolution (a) appointing the Directors or any of them as directors or officers of such other company; or (b) providing for the payment of remuneration or pensions to the directors or officers of such other company.

145.	Any Director may vote in favour of the exercise of such voting rights notwithstanding that he or she may be or may be about to become a director or officer of the other company referred to in Regulation 144 and as such or in any other way is or may be interested in the exercise of such voting rights in the foregoing manner.

146.	A Director may hold any other office or place of profit under the Company (other than the office of statutory auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

147.	No Director or nominee for Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

148.	In particular, neither shall:

148.1	any contract with respect to any of the matters referred to in Regulation 143, nor any contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested, be liable to be avoided; nor

148.2	a Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement,

by reason of such Director holding that office or of the fiduciary relation thereby established.

149.	A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:

149.1	that Director or any other Director is appointed to hold any such office or place of profit under the Company as is mentioned in Regulation 146; or

149.2	the terms of any such appointment are arranged,

and he or she may vote on any such appointment or arrangement.

150.	Without prejudice to the provisions of section 228 of the Act, a Director may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as shareholder or otherwise.

151.	A Director may act by himself or herself, or his or her firm, in a professional capacity for the Company; and any Director, in such a case, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director, but nothing in this Regulation authorises a Director, or his or her firm, to act as statutory auditor of the Company.

Alternate Directors

152.	Any Director (the “appointer”) may from time to time appoint any person to be an alternate director (the “appointee”) as respects him or her.

153.	One or more persons may stand appointed at a particular time to be an alternate director as respects a particular Director, although only one alternate in respect of each Director may attend an individual meeting.

154.	The appointee, while he or she holds office as an alternate director, shall be entitled –

154.1	to notice of meetings of the Directors;

154.2	to attend at such meetings as a Director; and

154.3	in place of the appointer, to vote at such meetings as a Director,

but shall not be entitled to be remunerated otherwise than out of the remuneration of the appointer.

155.	Any appointment under Regulation 152 shall be effected by notice in writing given by the appointer to the Company.

156.	Any appointment so made may be revoked at any time by the appointer and Regulation 109 shall apply to each alternate director.

157.	Revocation of such an appointment by the appointer shall be effected by notice in writing given by the appointer to the Company.

158.	An appointee shall cease to be an alternate director ipso facto upon his or her appointer ceasing to be a Director.

159.	The appointer and each appointee of that appointer shall be deemed to constitute but one and the same Director for the purposes of counting the number of Directors for all purposes under these articles of association or the Act, including for the purposes of determining the maximum number of directors, the quorum for a meeting of the Directors or a majority of the directors for the purposes of determining the approval of a resolution of the Directors or all the Directors for the purposes of a resolution in writing of the Directors.

The common seal, official seal and securities seal

160.	Any seal of the Company shall be used only by the authority of the Directors or by any one or more persons severally or jointly so authorised by the Directors, and the use of the seal shall be deemed to be authorised for these purposes where the matter or transaction pursuant to which the seal is to be used has been so authorised.

161.	Any instrument to which a Company’s seal shall be affixed shall be signed by any one of:

161.1	a Director;

161.2	the secretary; or

161.3	any other person authorised to sign by (i) the Directors, or (ii) a person with the authority to use the seal under Regulation 160,

and the signature or countersignature of a second such person shall not be required.

162.	The Company may have an official seal for use abroad.

163.	The Company may have one or more duplicate common seals or official seals for use in different locations.

Service of notices on members and the Company

164.	A notice required or authorised to be served on or given to a member of the Company pursuant to a provision of the Act or these Articles shall, save where the means of serving or giving it specified in Regulation 164.4 is used, be in writing and may be served on or given to the member in one of the following ways:

164.1	by delivering it to the member;

164.2	by leaving it at the registered address of the member;

164.3	by sending it by post in a prepaid letter to the registered address of the member; or

164.4	by electronic means; and

each of the members of the Company hereby consents to the use of electronic means in the form of email to serve or give notices in relation to them and further agrees to provide the Company with an email address to which notices may be served or given.

165.	Any notice served or given in accordance with Regulation 164 shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served or given:

165.1	in the case of its being delivered, at the time of delivery (or, if delivery is refused, when tendered);

165.2	in the case of its being left, at the time that it is left;

165.3	in the case of its being posted on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted (to such an address):

(a)	on a Friday — 72 hours after despatch; or

(b)	on a Saturday or Sunday — 48 hours after despatch;

but this Regulation is without prejudice to section 181(3) of the Act;

165.4	in the case of electronic means being used in relation to it, twelve hours after despatch.

166.	In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer or member of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its members and officers for the express purpose of serving notices on the Company.

Sending statutory financial statements to members

167.	Each of the members hereby agree and consent that copies of the documents referred to in section 338(2) of the Act, are to be treated, for the purposes of section 338 of the Act, as sent to a person where:

167.1	the Company and that person have agreed to his or her having access to the documents on a website (instead of their being sent to him or her);

167.2	the documents are documents to which that agreement applies; and

167.3	that person is notified, in a manner for the time being agreed for the purpose between him or her and the Company, of:

(a)	the publication of the documents on a website,

(b)	the address of that website, and

(c)	the place on that website where the documents may be accessed, and how they may be accessed.

168.	Documents treated in accordance with Regulation 167 as sent to any person are to be treated as sent to him or her not less than 21 days before the date of a meeting if, and only if:

168.1	the documents are published on the website throughout a period beginning at least 21 days before the date of the meeting and ending with the conclusion of the meeting; and

168.2	the notification given for the purposes of paragraph (c) of Regulation 167.3 is given not less than 21 days before the date of the meeting.

169.	Any obligation by virtue of section 339(1) or (2) of the Act to furnish a person with a document may, unless these Articles provide otherwise, be complied with by using electronic communications for sending that document to such address as may for the time being be notified to the Company by that person for that purpose.

Winding up

170.	Subject to the provisions of the Act as to preferential payments, the property of the Company on its winding up shall, subject to such application, be distributed among the members according to their rights and interests in the Company.

171.	Unless the conditions of issue of the shares in question provide otherwise, dividends declared by the Company more than six years preceding the commencement date of a winding up of the Company, being dividends which have not been claimed within that period of six years, shall not be a claim admissible to proof against the Company for the purposes of the winding up.

Indemnification

172.

Subject to the provisions of and so far as may be permitted by the Act, each person who is or was a Director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company (including the heirs, executors, administrators and estate of such person) shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

173.	In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify, to the fullest extent permitted by the Act, each person indicated in Regulation 172 against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

174.	As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Regulations 172 through 178 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by or on behalf of the director, officer or employee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay such amount if it shall ultimately be determined that such director, officer or employee is not entitled to be indemnified by the Company as authorised by these Articles.

175.	It being the policy of the Company that indemnification of the persons specified in Regulations 172 through 178 shall be made to the fullest extent permitted by law, the indemnification provided by Regulations 172 through 178 shall not be deemed exclusive of: (a) any other rights to which those seeking indemnification or advancement of expenses may be entitled under the memorandum of association of the Company, these Articles, any agreement, any insurance purchased by the Company, any vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) any amendments or replacements of the Act which permit for greater indemnification of the persons specified in this Regulation and any such amendment or replacement of the Act shall hereby be incorporated into these Articles. As used in this Regulation 175, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or any predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Regulation shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such directors, officers or employees.

176.	The Directors shall have power to purchase and maintain for any Director, the Company’s secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act.

177.	The Company may additionally indemnify any agent of the Company or any director, officer, employee or agent of any of its subsidiaries to the fullest extent provided by law, and purchase and maintain insurance for any such person as appropriate.

178.	No person shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a Director, provided, however, that the foregoing shall not eliminate or limit the liability of a Director:

178.1	for any breach of the Director’s duty of loyalty to the Company or its members;

178.2	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

178.3	for any transaction from which the Director derived an improper personal benefit.

If any applicable law or the relevant code, rules and regulations applicable to the listing of the Company’s shares on any securities exchange is amended hereafter to authorise corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the relevant law, as so amended. Any amendment, repeal or modification of this Regulation 178 shall not adversely affect any right or protection of a Director existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

We, the persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this constitution, and we agree to take the number of shares in the capital of the Company set opposite our names.

Name, address and description of subscriber	Number of shares taken by subscriber

For and on behalf of Enceladus Holding Limited Ten Earlsfort Terrace	Twelve thousand five hundred ordinary shares

Dublin 2 D02 T380	/s/ Geoff Moore Geoff Moore Director

Body Corporate

Witness to the above signature: /s/ Jean Kiely Jean Kiely, Trainee Solicitor

Arthur Cox Ten Earlsfort Terrace Dublin 2 D02 T380

For and on behalf of Cumberland Corporate Services Limited 6th Floor	Twelve thousand five hundred ordinary shares

2 Grand Canal Square Dublin 2	/s/ Brendan Cahill Brendan Cahill Director

Body Corporate

Witness to the above signature: /s/ C. McNiff Caitriona McNiff, Solicitor William Fry 2 Grand Canal Square Dublin 2 D02 A342

Dated the 13 day of April 2017